QUARTZ MOUNTAIN RESOURCES LTD.
(the “Company”) SHARE OPTION PLAN

Dated for Reference January 19, 2007

ARTICLE 1
PURPOSE AND INTERPRETATION

Purpose

1.1 The purpose of this Plan is to advance the interests of the Company by encouraging equity participation in the Company through the acquisition of Common Shares of the Company. It is the intention of the Company that this Plan will at all times be in compliance with the TSX Venture Policies (or, if applicable, the NEX Policies) and any inconsistencies between this Plan and the TSX Venture Policies) (or, if applicable, the NEX Policies) will be resolved in favour of the latter.

Definitions

1.2 In this Plan

(a)           Affiliate means a company that is a parent or subsidiary of the Company, or that is controlled by the same entity as the Company;

(b)           Associate has the meaning set out in the Securities Act;

(c)           Board means the board of directors of the Company or any committee thereof duly empowered or authorized to grant Options under this Plan;

(d)           Change of Control includes situations where after giving effect to the contemplated transaction and as a result of such transaction:

(i) any one Person holds a sufficient number of voting shares of the Company or resulting company to affect materially the control of the Company or resulting company, or,

(ii) any combination of Persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, holds in total a sufficient number of voting shares of the Company or its successor to affect materially the control of the Company or its successor, where such Person or combination of Persons did not previously hold a sufficient number of voting shares to affect materially control of the Company or its successor. In the absence of evidence to the contrary, any Person or combination of Persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, holding more than 20% of the voting shares of the Company or resulting company is deemed to materially affect control of the Company or resulting company;

(e)           Common Shares means common shares without par value in the capital of the Company providing such class is listed on the TSX Venture (or the NEX, as the case may be);

(f)           Company means the company named at the top hereof and includes, unless the context otherwise requires, all of its Affiliates and successors according to law;

(g)           Consultant means an individual or Consultant Company, other than an Employee, Officer or Director that:

(i) provides on an ongoing bona fide basis, consulting, technical, managerial or like services to the Company or an Affiliate of the Company, other than services provided in relation to a Distribution;

(ii) provides the services under a written contract between the Company or an Affiliate and the individual or the Consultant Company;

(iii) in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the business and affairs of the Company or an Affiliate of the Company; and

(iv) has a relationship with the Company or an Affiliate of the Company that enables the individual or Consultant Company to be knowledgeable about the business and affairs of the Company;

(h)           Consultant Company means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner;

(i)           Directors means the directors of the Company as may be elected from time to time;

(j)           Discounted Market Price has the meaning assigned by Policy 1.1 of the TSX Venture Policies;

(k)           Disinterested Shareholder Approval means approval by a majority of the votes cast by all the Company’s shareholders at a duly constituted shareholders’ meeting, excluding votes attached to Common Shares beneficially owned by Insiders who are Service Providers or their Associates;

(l)           Distribution has the meaning assigned by the Securities Act, and generally refers to a distribution of securities by the Company from treasury;

(m)           Effective Date for an Option means the date of grant thereof by the Board;

(n)           Employee means:

(i) an individual who is considered an employee under the Income Tax Act (i.e. for whom income tax, employment insurance and CPP deductions must be made at source);

(ii) an individual who works full-time for the Company or a subsidiary thereof providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iii) an individual who works for the Company or its subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions need not be made at source;

(o) Exercise Price means the amount payable per Common Share on the exercise of an Option, as determined in accordance with the terms hereof;

(p) Expiry Date means the day on which an Option lapses as specified in the Option Commitment therefor or in accordance with the terms of this Plan;

(q) Insider means an insider as defined in the TSX Venture Policies or as defined in securities legislation applicable to the Company;

(r) Investor Relations Activities has the meaning assigned by Policy 1.1 of the TSX Venture Policies;

(s)           Management Company Employee means an individual employed by a Person providing management services to the Company which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a Person engaged in Investor Relations Activities;

(t) NEX means a separate board of the TSX Venture for companies previously listed on the TSX Venture or the Toronto Stock Exchange which have failed to maintain compliance with the ongoing financial listing standards of those markets;

(u) NEX Issuer means a company listed on the NEX;

(v) NEX Policies means the rules and policies of the NEX as amended from time to time;

(w) Officer means a Board appointed officer of the Company;

(x) Option means the right to purchase Common Shares granted hereunder to a Service Provider;

(y) Option Commitment means the notice of grant of an Option delivered by the Company hereunder to a Service Provider and substantially in the form of Schedule A attached hereto;

(z)           Optioned Shares means Common Shares that may be issued in the future to a Service Provider upon the exercise of an Option;

(aa)      Optionee means the recipient of an Option hereunder;

(bb) Outstanding Shares means at the relevant time, the number of issued and outstanding Common Shares of the Company from time to time;

(cc)      Participant means a Service Provider that becomes an Optionee;

(dd) Person includes a company, any unincorporated entity, or an individual;

(ee)      Plan means this share option plan, the terms of which are set out herein or as may be amended;

(ff) Plan Shares means the total number of Common Shares which may be reserved for issuance as Optioned Shares under the Plan as provided in §2.2;

(gg) Regulatory Approval means the approval of the TSX Venture and any other securities regulatory authority that has lawful jurisdiction over the Plan and any Options issued hereunder;

(hh) Securities Act means the Securities Act, R.S.B.C. 1996, c. 418, or any successor legislation;

(ii) Service Provider means a Person who is a bona fide Director, Officer, Employee, Management Company Employee, Consultant or Company Consultant, and also includes a company, 100% of the share capital of which is beneficially owned by one or more Service Providers;

(jj) Share Compensation Arrangement means any Option under this Plan but also includes any other stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to a Service Provider;

(kk) Shareholder Approval means approval by a majority of the votes cast by eligible shareholders of the Company at a duly constituted shareholders’ meeting;

(ll) TSX Venture means the TSX Venture Exchange and any successor thereto; and

(mm) TSX Venture Policies means the rules and policies of the TSX Venture as amended from time to time.

Other Words and Phrases

1.3 Words and phrases used in this Plan but which are not defined in the Plan, but are defined in the TSX Venture Policies (and, if applicable, the NEX Policies), will have the meaning assigned to them in the TSX Venture Policies (and, if applicable, the NEX Policies).

Gender

1.4 Words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

ARTICLE 2 SHARE OPTION PLAN

Establishment of Share Option Plan

2.1 The Plan is hereby established to recognize contributions made by Service Providers and to create an incentive for their continuing assistance to the Company and its Affiliates.

Maximum Plan Shares

2.2 The maximum aggregate number of Plan Shares that may be reserved for issuance under the Plan at any point in time is 10% of the Outstanding Shares at the time Plan Shares are reserved for issuance as a result of the grant of an Option, less any Common Shares reserved for issuance under share options granted under Share Compensation Arrangements other than this Plan, unless this Plan is amended pursuant to the requirements of the TSX Venture Policies and, if applicable, the NEX Policies.

Eligibility

2.3 Options to purchase Common Shares may be granted hereunder to Service Providers from time to time by the Board. Service Providers that are not individuals will be required to undertake in writing not to effect or permit any transfer of ownership or option of any of its securities, or to issue more of its securities (so as to indirectly transfer the benefits of an Option), as long as such Option remains outstanding, unless the written permission of the TSX Venture and the Company is obtained.

Options Granted Under the Plan

2.4 All Options granted under the Plan will be evidenced by an Option Commitment in the form attached as Schedule A, showing the number of Optioned Shares, the term of the Option, a reference to vesting terms, if any, and the Exercise Price.

2.5 Subject to specific variations approved by the Board, all terms and conditions set out herein will be deemed to be incorporated into and form part of an Option Commitment made hereunder.

Limitations on Issue

2.6 Subject to §2.9, the following restrictions on issuances of Options are applicable under the Plan:

(a)           no Service Provider can be granted an Option if that Option would result in the total number of Options, together with all other Share Compensation Arrangements granted to such Service Provider in the previous 12 months, exceeding 5% of the Outstanding Shares (unless the Company is classified as a Tier 1 Issuer by the TSX Venture and has obtained Disinterested Shareholder Approval to do so);

(b) no Options can be granted under the Plan if the Company is on notice from the TSX Venture to transfer its listed shares to the NEX;

(c)           the aggregate number of Options granted to Service Providers conducting Investor Relations Activities in any 12-month period cannot exceed 2% of the Outstanding Shares, calculated at the time of grant, without the prior consent of the TSX Venture; and

(d) the aggregate number of Options granted to any one Consultant in any 12-month period cannot exceed 2% of the Outstanding Shares, calculated at the time of grant, without the prior consent of the TSX Venture.

Options Not Exercised

2.7 In the event an Option granted under the Plan expires unexercised or is terminated by reason of dismissal of the Optionee for cause or is otherwise lawfully cancelled prior to exercise of the Option, the Optioned Shares that were issuable thereunder will be returned to the Plan and will be eligible for re-issuance.

Powers of the Board

2.8 The Board will be responsible for the general administration of the Plan and the proper execution of its provisions, the interpretation of the Plan and the determination of all questions arising hereunder. Without limiting the generality of the foregoing, the Board has the power to

(a)           allot Common Shares for issuance in connection with the exercise of Options;

(b)           grant Options hereunder;

(c)           subject to any necessary Regulatory Approval, amend, suspend, terminate or discontinue the Plan, or revoke or alter any action taken in connection therewith, except that no general amendment or suspension of the Plan will, without the prior written consent of all Optionees, alter or impair any Option previously granted under the Plan unless the alteration or impairment occurred as a result of a change in the TSX Venture Policies or the Company’s tier classification thereunder;

(d) delegate all or such portion of its powers hereunder as it may determine to one or more committees of the Board, either indefinitely or for such period of time as it may specify, and thereafter each such committee may exercise the powers and discharge the duties of the Board in respect of the Plan so delegated to the same extent as the Board is hereby authorized so to do; and

(e)           amend this Plan (except for previously granted and outstanding Options) to reduce the benefits that may be granted to Service Providers (before a particular Option is granted) subject to the other terms hereof.

Terms or Amendments Requiring Disinterested Shareholder Approval

2.9                     The Company shall obtain Disinterested Shareholder Approval prior to any of the following actions becoming effective:

(a)           the Plan, together with all of the Company’s other Share Compensation Arrangements, could result at any time in:

(i) the aggregate number of Common Shares reserved for issuance under Options granted to Insiders exceeding 10% of the Outstanding Shares (in the event that this Plan is amended to reserve for issuance more than 10% of the Outstanding Shares);

(ii) the number of Optioned Shares issued to Insiders within a one-year period exceeding 10% of the Outstanding Shares (in the event that this Plan is amended to reserve for issuance more than 10% of the Outstanding Shares); or,

(iii) in the case of a Tier l Issuer only, the issuance to any one Optionee, within a 12-month period, of a number of Common Shares exceeding 5% of Outstanding Shares; or

(b) any reduction in the Exercise Price of an Option previously granted to an Insider.

ARTICLE 3 TERMS AND CONDITIONS OF OPTIONS

Exercise Price

3.1                     The Exercise Price of an Option will be set by the Board at the time such Option is allocated under the Plan, and cannot be less than the Discounted Market Price.

Term of Option

3.2                     An Option can be exercisable for a maximum of 10 years from the Effective Date for a Tier 1 Issuer, or five years from the Effective Date for a Tier 2 or a NEX Issuer.

Option Amendment

3.3 Subject to §2.9(b), the Exercise Price of an Option may be amended only if at least six (6) months have elapsed since the later of the date of commencement of the term of the Option, the date the Common Shares commenced trading on the TSX Venture, and the date of the last amendment of the Exercise Price.

3.4                     An Option must be outstanding for at least one year before the Company may extend its term, subject to the limits contained in §3.2.

3.5 Any proposed amendment to the terms of an Option must be approved by the TSX Venture prior to the exercise of such Option.

Vesting of Options

3.6 Subject to §3.7, vesting of Options shall be in accordance with Schedule B attached hereto or otherwise, at the discretion of the Board, and will generally be subject to:

(a)           the Service Provider remaining employed by or continuing to provide services to the Company or any of its Affiliates as well as, at the discretion of the Board, achieving certain milestones which may be defined by the Board from time to time or receiving a satisfactory performance review by the Company or any of its Affiliates during the vesting period; or

(b) the Service Provider remaining as a Director of the Company or any of its Affiliates during the vesting period.

Vesting of Options Granted to Consultants Conducting Investor Relations Activities

3.7 Notwithstanding §3.6, Options granted to Consultants conducting Investor Relations Activities will vest:

(a)           over a period of not less than 12 months as to 25% on the date that is three months from the date of grant, and a further 25% on each successive date that is three months from the date of the previous vesting; or

(b) such longer vesting period as the Board may determine.

Optionee Ceasing to be Director, Employee or Service Provider

3.8 No Option may be exercised after the Service Provider has left his employ/office or has been advised by the Company that his services are no longer required or his service contract has expired, except as follows:

(a)           in the case of the death of an Optionee, any vested Option held by him at the date of death will become exercisable by the Optionee’s lawful personal representatives, heirs or executors until the earlier of one year after the date of death of such Optionee and the date of expiration of the term otherwise applicable to such Option;

(b) in the case of a Tier 1 Issuer, an Option granted to any Service Provider will expire within 90 days after the date the Optionee ceases to be employed by or provide services to the Company, but only to the extent that such Option has vested at the date the Optionee ceased to be so employed by or to provide services to the Company;

(c)           in the case of a Tier 2 or NEX Issuer, Options granted to a Service Provider conducting Investor Relations Activities will expire within 30 days of the date the Optionee ceases to conduct such activities, but only to the extent that such Option has vested at the date the Optionee ceased to conduct such activities;

(d) in the case of a Tier 2 or NEX Issuer, any Option granted to an Optionee other than one conducting Investor Relations Activities will expire within 90 days after the Optionee ceases to be employed by or provide services to the Company, but only to the extent that such Option has vested at the date the Optionee ceased to be so employed by or to provide services to the Company; and

(e)           in the case of an Optionee being dismissed from employment or service for cause, such Optionee’s Options, whether or not vested at the date of dismissal will immediately terminate without right to exercise same.

Non Assignable

3.9                     Subject to §3.8, all Options will be exercisable only by the Optionee to whom they are granted and will not be assignable or transferable.

Adjustment of the Number of Optioned Shares

3.10                   The number of Common Shares subject to an Option will be subject to adjustment in the events and in the manner following:

(a)           in the event of a subdivision of Common Shares as constituted on the date hereof, at any time while an Option is in effect, into a greater number of Common Shares, the Company will thereafter deliver at the time of purchase of Optioned Shares hereunder, in addition to the number of Optioned Shares in respect of which the right to purchase is then being exercised, such additional number of Common Shares as result from the subdivision without an Optionee making any additional payment or giving any other consideration therefor;

(b) in the event of a consolidation of the Common Shares as constituted on the date hereof, at any time while an Option is in effect, into a lesser number of Common Shares, the Company will thereafter deliver and an Optionee will accept, at the time of purchase of Optioned Shares hereunder, in lieu of the number of Optioned Shares in respect of which the right to purchase is then being exercised, the lesser number of Common Shares as result from the consolidation;

(c)           in the event of any change of the Common Shares as constituted on the date hereof, at any time while an Option is in effect, the Company will thereafter deliver at the time of purchase of Optioned Shares hereunder the number of shares of the appropriate class resulting from the said change as an Optionee would have been entitled to receive in respect of the number of Common Shares so purchased had the right to purchase been exercised before such change;

(d) in the event of a capital reorganization, reclassification or change of outstanding equity shares (other than a change in the par value thereof) of the Company, a consolidation, merger or amalgamation of the Company with or into any other company or a sale of the property of the Company as or substantially as an entirety at any time while an Option is in effect, an Optionee will thereafter have the right to purchase and receive, in lieu of the Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option, the kind and amount of shares and other securities and property receivable upon such capital reorganization, reclassification, change, consolidation, merger, amalgamation or sale which the holder of a number of Common Shares equal to the number of Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option would have received as a result thereof. The subdivision or consolidation of Common Shares at any time outstanding (whether with or without par value) will not be deemed to be a capital reorganization or a reclassification of the capital of the Company for the purposes of this §3.10;

(e)           an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this section are cumulative;

(f) the Company will not be required to issue fractional shares in satisfaction of its obligations hereunder. Any fractional interest in a Common Share that would, except for the provisions of this §3.10, be deliverable upon the exercise of an Option will be cancelled and not be deliverable by the Company; and

(g) if any questions arise at any time with respect to the Exercise Price or number of Optioned Shares deliverable upon exercise of an Option in any of the events set out in this §3.10, such questions will be conclusively determined by the Company’s auditors, or, if they decline to so act, any other firm of Chartered Accountants, in Vancouver, British Columbia (or in the city of the Company’s principal executive office) that the Company may designate and who will be granted access to all appropriate records. Such determination will be binding upon the Company and all Optionees.

ARTICLE 4 COMMITMENT AND EXERCISE PROCEDURES

Option Commitment

4.1 Upon grant of an Option hereunder, an authorized officer of the Company will deliver to the Optionee an Option Commitment detailing the terms of such Options and upon such delivery the Optionee will be subject to the Plan and have the right to purchase the Optioned Shares at the Exercise Price set out therein subject to the terms and conditions hereof.

Manner of Exercise

4.2 An Optionee who wishes to exercise his Option may do so by delivering

(a)           a written notice to the Company specifying the number of Optioned Shares being acquired pursuant to the Option; and

(b)           a certified cheque, wire transfer or bank draft payable to the Company for the aggregate Exercise Price by the Optioned Shares being acquired.

Delivery of Certificate and Hold Periods

4.3 As soon as practicable after receipt of the notice of exercise described in §4.2 and payment in full for the Optioned Shares being acquired, the Company will direct its transfer agent to issue a certificate to the Optionee for the appropriate number of Optioned Shares. Such certificate issued will bear a legend stipulating any resale restrictions required under applicable securities laws. Further, if the Company is a Tier 2 or NEX Issuer, or the Exercise Price is set below than the then current market price of the Common Shares on the TSX Venture, the certificate will also bear a legend stipulating that the Optioned Shares are subject to a four-month TSX Venture hold period commencing the date of the grant of the Option.

ARTICLE 5 GENERAL

Employment and Services

5.1 Nothing contained in the Plan will confer upon or imply in favour of any Optionee any right with respect to office, employment or provision of services with the Company, or interfere in any way with the right of the Company to lawfully terminate the Optionee’s office, employment or service at any time pursuant to the arrangements pertaining to same. Participation in the Plan by an Optionee is voluntary.

No Representation or Warranty

5.2 The Company makes no representation or warranty as to the future market value of Common Shares issued in accordance with the provisions of the Plan or to the effect of the Income Tax Act (Canada) or any other taxing statute governing the Options or the Common

Shares issuable thereunder or the tax consequences to a Service Provider. Compliance with applicable securities laws as to the disclosure and resale obligations of each Participant is the responsibility of each Participant and not the Company.

Interpretation

5.3 The Plan will be governed and construed in accordance with the laws of the Province of British Columbia.

Continuation of Plan

5.4 The Plan will become effective from and after January 19, 2007, and will remain effective provided that the Plan, or any amended version thereof receives Shareholder Approval at each annual general meeting of the holders of Common Shares of the Company subsequent to January 19, 2007.

SCHEDULE A SHARE OPTION PLAN OPTION COMMITMENT

Notice is hereby given that, effective this _________ day of ___________________, __________ (the “Effective Date”) Quartz Mountain Resources Ltd. (the “Company”) has granted to _____________________ (the “Optionee”), an Option to acquire _____________ Common Shares (“Optioned Shares”) up to 5:00 p.m. Vancouver Time on the ________ day of ______, _________ Cdn$__________ (the “Expiry Date”) at an Exercise Price of _______________ per share.

At the date of grant of the Option, the Company is classified as [a Tier _______ Issuer under TSX Venture Policies] [an NEX Issuer].

[Tier 2 if Plan Shares greater than 10% only] Optioned Shares will vest and may be exercised as follows:

{COMPLETE ONE}

_________________In accordance with the vesting provisions set out in Schedule B of the Plan

or

As follows: [INSERT VESTING SCHEDULE ][INSERT VESTING TERMS]

The grant of the Option evidenced hereby is made subject to the terms and conditions of the Plan, which are hereby incorporated herein and forms part hereof.

To exercise your Option, deliver a written notice specifying the number of Optioned Shares you wish to acquire, together with a certified cheque, wire transfer or bank draft payable to the Company for the aggregate Exercise Price. A certificate for the Optioned Shares so acquired will be issued by the transfer agent as soon as practicable thereafter and will bear a minimum four month non-transferability legend from the date of this Option Commitment, the text of which is as follows. [A Tier 1 Issuer may grant stock options without a hold period, provided the exercise price of the options is set at or above the market price of the Company’s shares rather than below.].

"WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL 12:00 A.M. (MIDNIGHT) ON [insert date 4 months from the date of grant]”.

The Company and the Optionee represent that the Optionee under the terms and conditions of the Plan is a bona fide Service Provider (as defined in the Plan), entitled to receive Options under TSX Venture Policies.

The Optionee also acknowledges and consents to the collection and use of Personal Information (as defined in the Policies of the TSX Venture Exchange) by both the Company and the TSX Venture (or the NEX, as the case may be) as more particularly set out in the Acknowledgement - Personal Information in use by the TSX Venture (or the NEX, as the case may be) on the date of this Share Option Plan.

QUARTZ MOUNTAIN RESOURCES LTD.

______________________________________
Authorized Signatory

______________________________________
(SIGNATURE OF OPTIONEE)

SCHEDULE B

SHARE OPTION PLAN VESTING SCHEDULE

1.           Options granted pursuant to the Plan to Directors, Officers and all Employees and Consultants employed or retained by the Company for a period of more than six months at the time the Option is granted will vest as follows:

(a)           1/3 of the total number of Options granted will vest six months after the date of grant;

(b)           a further 1/3 of the total number of Options granted will vest one year after the date of grant; and

(c)           the remaining 1/3 of the total number of Options granted will vest eighteen months after the date of grant.

2.           Options granted pursuant to the Plan to an Employee or a Consultant who has been employed or retained by the Company for a period of less than six months at the time the Option is granted will vest as follows:

(a)           1/3 of the total number of Options granted will vest one year after the date of grant;

(b)           a further 1/3 of the total number of Options granted will vest eighteen months after the date of grant; and

(c)           the remaining 1/3 of the total number of Options granted will vest two years after the date of grant.

3.           Options granted to Consultants retained by the Company pursuant to a short term contract or for a specific project with a finite term, will be subject to such vesting provisions determined by the Board of Directors of the Company at the time the Option Commitment is made, subject to Regulatory Approval.

4.           Options granted to Service Providers involved in Investor Relations Activities shall vest in accordance with §3.7 of the Plan.